FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

€1,000,000,000

FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Offering Format:	SEC-registered

Trade Date:	April 22, 2025

Settlement Date:	April 29, 2025 (T+5 days)

Maturity:	April 29, 2029

Par Amount:	€1,000,000,000

Coupon: Coupon Payment Dates: First Coupon Date: Interest Determination Date: Re-offer Spread:

3 month EURIBOR + 110 bp, quarterly, payable in arrears

Quarterly, every January 29, April 29, July 29 and October 29

July 29, 2025

The second TARGET business day prior to each interest payment date.

3 month EURIBOR + 110 bp

Public Offering Price:	100.000%

Day Count:	Actual/360

Business Days/Convention:	TARGET, London, New York; Modified following

Redemption at Issuer Option:	We may redeem the notes, at our option, in whole, but not in part from time to time, on or after April 29, 2028 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Settlement:	Euroclear / Clearstream

Minimum Denominations/Multiples:	€100,000 / multiples of €1,000 in excess thereof

Governing Law:	State of New York

Principal Paying Agent:	Citibank, N.A., London Branch

Documentation:	The notes will be issued under the issuer’s Registration Statement on Form S-3 No. 333-270327 filed with the U.S. Securities and Exchange Commission

Prohibition of Sales to EEA and UK Retail Investors:	Applicable

MiFID II professionals/ECPs-only / No EEA PRIIPs KID:	Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID:	Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in UK.

ISIN:	XS3058827802

Common Code:	305882780

CITIGROUP INC.

€1,000,000,000

FLOATING RATE CALLABLE SENIOR NOTES DUE 2029

Sole Book Manager:	Citigroup Global Markets Limited

Joint Lead Managers:

ANZ Securities, Inc.

Barclays Bank PLC

Banco Bilbao Vizcaya Argentaria, S.A.

Bank Polska Kasa Opieki Spółka Akcyjna

Bank of Montreal, London Branch

Capital One Securities, Inc.

Deutsche Bank AG, London Branch

DZ Financial Markets LLC

Emirates NBD Bank PJSC

Erste Group Bank AG

HSBC Bank plc

ING Bank N.V.

Intesa Sanpaolo IMI Securities Corp.

Lloyds Bank Corporate Markets plc

Mizuho International plc

MUFG Securities EMEA plc

National Australia Bank Limited (ABN 12 004 044 937)

NATIXIS

Nomura Securities International, Inc.

Oversea-Chinese Banking Corporation Limited

PNC Capital Markets LLC

RBC Europe Limited

Scotiabank (Ireland) Designated Activity Company

SMBC Bank International Plc

Société Générale

The Toronto-Dominion Bank

Westpac Banking Corporation

Co-Managers:

ABN AMRO Capital Markets (USA) LLC

Banco Santander, S.A.

BNP Paribas

Canadian Imperial Bank of Commerce, London Branch

Commonwealth Bank of Australia

Desjardins Securities Inc.

Macquarie Capital (USA) Inc.

National Bank of Canada Financial Markets

Nykredit Bank A/S

Standard Chartered Bank

UBS AG London Branch

*Note:	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.